Exhibit 10.2
October 25, 2007
Mr. David H. Barr
38 Southgate
The Woodlands, TX 77380
Dear David,
We have agreed to expand your responsibilities to include oversight of the enterprise performance of Baker Hughes Incorporated (the “Company”) in the Eastern Hemisphere, while continuing in your current role as Group President, Completion & Production for Baker Hughes Oilfield Operations, Inc. (“BHOO”). You will continue to report directly to me in this expanded role.
In recognition of your added responsibilities, which are effective immediately, your current compensation will be adjusted as follows:
1)	Your new base salary will be $37,500.00 per month, effective November 4, 2007, paid biweekly as earned. The next review of your base salary is not scheduled to occur before 2009.

2)	Other details of your current compensation package will be adjusted as indicated below, effective January 1, 2008. All payouts and grants are subject to approval by the Compensation Committee of the Board of Directors and are based on the financial performance of the Company and subject to the Terms and Conditions of the respective plans and award agreements.
a)	The Expected Value (“EV”) target for your participation in the Baker Hughes Incorporated Annual Incentive Compensation Plan will be increased to 70%.

b)	Your compensation package includes continued eligibility for participation in the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan. The target level for your participation will be increased to four times base salary based on the Company’s standard methodology for determining long-term awards.

c)	You are reminded that you are expected to attain and maintain a level of ownership of Baker Hughes Incorporated stock equal to at least three times your base salary.

d)	You will continue to be covered by the Company’s Executive Severance Policy, which currently provides for a payment equal to eighteen months of your base salary in the event of your covered termination. You will also continue to be eligible for participation in the executive perquisite program, which entitles you to a perquisite award in the amount of $20,000 per year for expenses incurred under the program and which amounts are paid in quarterly installments. Both policies are subject to change at the discretion of the Company’s Board of Directors.
3)	You will continue to be eligible to participate in Company-sponsored benefit programs, including the Supplemental Retirement Plan (SRP), our health & welfare programs, Thrift (401k) Plan, Pension Plan and Employee Stock Purchase Plan. You will have a choice of coverage options that best suit you and your family’s needs. Coverage options and contribution amounts are related to your benefit elections, base salary level (as appropriate) and specific requirements of each of these plans, as outlined in the appropriate Summary Plan Description.

4)	The above mentioned changes to your compensation package will not impact the existing Change in Control Severance Agreement and Indemnification Agreement between you and the Company.
Initials ccd/dhb

Additionally, in recognition of the increased amount of time you will be expected to spend in the Eastern Hemisphere, we will arrange temporary accommodations in Dubai, United Arab Emirates, for you and your spouse, for a period expected to last up to 18 months (the “Temporary Period”), under the following conditions:
1)	Effective January 1, 2008, while you are in Dubai, you will be provided with the following benefits:
a)	A car with a driver available to you (for work-related commuting) and your spouse when in Dubai (at the disposal of Baker Hughes when not in use by you or your spouse).

b)	Fully-furnished 3-bedroom apartment accommodations for you and your spouse, equipped with workstation and broadband connection with access to the BHI network and VOIP phone. You and your spouse will be provided a trip to Dubai for the purpose of selecting the temporary accommodation.

c)	A cell phone for your spouse.

d)	Travel via business-class airfare to/from Houston for your spouse (maximum of 6 round trips per year).

e)	Reimbursement of fees for periodic country club access while in Dubai.

f)	A compensation uplift equal to 10% of your base salary, paid during the Temporary Period through Payroll.

g)	Offset of any adverse tax consequences resulting from the above.

h)	All reimbursements will be made in accordance with the Company’s Expense Reimbursement Policy.
This offer does not guarantee employment for a specified term and is not to be construed as a contract limiting the prerogative of the Company to terminate the employment relationship with or without cause and with or without notice.
Please acknowledge your acceptance of this offer by initialing and signing where indicated one copy of this letter and returning it to me.
I look forward to continuing to work with you as we lead Baker Hughes Incorporated to a new level of performance.
Sincerely,

/s/Chad C. Deaton	October 26, 2007

Chad C. Deaton	Date
Chairman and Chief Executive Officer
Baker Hughes Incorporated

Agreed and Accepted:

/s/David H. Barr	October 26, 2007

David H. Barr	Date
Initials ccd/dhb

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